American Realty Capital Properties

American Realty Capital Properties

Acquisition of GE Capital Portfolio in a $807 Million Transaction


EXPRESS SCRIPTS


Citizens Bank



Acquisition will Create Pro Forma Enterprise Value of Nearly $7 Billion

Acquisition Will Further Diversify ARCP's Net Lease Portfolio by Adding 471 Net Lease Properties

2013 Acquisitions Will Create a Portfolio of at Least 1,264 Net Lease Properties

May 2013

Forward-Looking Statements

Information set forth herein contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect the Company’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the transactions contemplated by the merger agreement will be consummated, the new combined company’s plans, market and other expectations, objectives, intentions and other statements that are not historical facts.

The following additional factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement; unexpected costs or unexpected liabilities that may arise from the acquisition, whether or not consummated; continuation or deterioration of current market conditions; future regulatory or legislative actions that could adversely affect the Company; the business plans of the tenants of the properties; and risks to consummation of the acquisition, including the risk that the acquisition will not be consummated within the expected time period or at all. Additional factors that may affect future results are contained in the Company’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. The Company disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

ARCP Accelerates 2013 Forecasted Acquisitions with Agreement to Acquire $807 Million GE Capital Portfolio.

- **Strategic Portfolio Construction:** This portfolio acquisition significantly advances ARCP's investment objectives by growing its net lease portfolio consistent with its investment strategy and further reduces its credit concentration by adding 137 new tenants. ARCP's expected 2013 portfolio will include more than 225 distinct tenants.
- **High Portfolio Occupancy and Balance of Lease Duration:** The Company reasonably expects its portfolio to remain approximately 100% occupied. The average remaining lease duration on the entire portfolio would be 9.0 years, reflecting the Company's strong balance of mid-term and long-term lease durations. Only modest lease rollover would occur until 2018.
- **Increased Size and Scale:** Once ARCP completes its expected 2013 acquisitions, its portfolio of 1,264 net lease properties, containing over 30 million rentable square feet, will be one of the largest net lease portfolios among public REITs.
- **Available Financing:** Strong and diverse capital markets environment provides ARCP with flexibility in constructing attractive long-term capital structure.
- **Increased Diversification/Reduced Concentration:** 2013 pro forma rental revenue generated by ARCP's largest 10 tenants will decline from 60% to 36%. The Company's portfolio would include tenants located in 48 states plus Puerto Rico spanning 27 industries.

American Realty Capital Properties

Acquisition Solidifies ARCP's Position as Best Credit Quality, Fastest Growing Single Tenant Net Lease REIT.

American Realty Capital Properties **Post Acquisition**[1]

Properties	1,264
Investment Grade[2] (by NOI)	69%
Total Square Feet	30 million
Average Remaining Lease Term	9 years
No. of Tenants	225+
No. of Industries	27
No. of States	48+PR
Top 10 Tenant Investment Grade	100%

(1) Excludes held-for-sale assets.
(2) Includes investment grade tenants affiliated with investment grade entities as determined by a major rating agency. For purposes of this presentation, we have attributed the ratings of the affiliated parent company.

American Realty Capital Properties

ARCP's Top 10 Tenant Concentration Improves to only 36%.

Tenant	% of NOI	Rating[1]
DOLLAR GENERAL	5.4%	BBB-
AON	5.3%	BBB+
Citizens Bank	5.0%	A
GSA	4.7%	AA+
FedEx	4.7%	BBB
Walgreens	3.9%	BBB
General Mills	2.0%	BBB+
TJX The TJX Companies, Inc.	1.8%	A
Lowe's	1.7%	A-
ITT EXELIS	1.7%	BBB-
	36.2%	**100.0%**

Top 10 Tenants = 100% Investment Grade

Note: Excludes held-for-sale assets.

(1) Includes investment grade tenants affiliated with investment grade entities as determined by a major independent rating agency. For purposes of this presentation, we have attributed the ratings of the affiliated parent company to the tenant.

American Realty Capital Properties